As filed with the Securities and Exchange Commission on ____________ __, 2010

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Element 21 Golf Company
(Exact name of registrant as specified in charter)

Delaware
(State or jurisdiction of incorporation or organization)

88-0218411
 (I.R.S. Employer Identification No.)

200 Queens Quay East, Unit #1,
Toronto, Ontario, Canada, M5A 4K9
416-362-2121
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2006 Equity Incentive Plan
Consulting Plan
(Full titles of plan)

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Barry I. Grossman, Esq.
Sarah Williams, Esq.
Ellenoff Grossman & Schole LLP
150 East 42nd Street, 11th Floor
New York, New York 10017
(212) 370-1300
Fax: (212) 370-7889

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share	4,000,000 shares	$0.625	$2,500,000	$178.25
Total	4,000,000 shares		$2,500,000	$178.25
(1)
The aggregate amount of securities registered hereunder is 1,000,000 shares of common stock issuable upon the exercise of options or upon the issuance of restricted stock awards or other awards otherwise granted hereafter pursuant to the 2006 Equity Incentive Plan and 3,000,000 shares of restricted stock or other awards issuable pursuant to the consulting plan for services rendered.  None of the consultants to whom shares would be issued under this plan are an “affiliate” of the Registrant Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, this Registration Statement covers such indeterminate additional shares of common stock to be offered or issued to prevent dilution as a result of future stock splits, stock dividends, or other similar transactions.

(2)
The offering price has been estimated solely for the purposes of the calculation of the registration fee.  The offering price has been calculated in accordance with the manner described in paragraphs (h) and (c) of Rule 457 in the following manner:

(a)	to the extent the exercise price of the options for which the underlying shares reoffered by this prospectus is known, the offering price is based upon the applicable exercise price; or
(b)
to the extent the exercise price of the options for which the underlying shares reoffered by this prospectus is unknown, the offering price is based upon the average of high and low prices reported by the Nasdaq Capital Market on February 11, 2010, a date within five (5) business days prior to the date of the filing of this registration statement.

Explanatory Note

This registration statement on Form S-8 (this “Registration Statement”) of Element 21 Golf Company (the “Company”) has been prepared in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”) to register up to 1,000,000 shares of our common stock, $0.01 par value per share (the “Common Stock”), to be issued to participants in our 2006 Equity Incentive Plan (the “Plan”) and 3,000,000 shares of Common Stock to be issued under our Consulting Plan in the form substantially similar to the Consulting Agreement, to consultants who are not affiliates of the Company.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.Plan Information.

Information required by Part I to be contained in the Section 10(a) Prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”).

Item 2.Registrant Information and Employee Plan Annual Information.

We will provide without charge to each person to whom a copy of this prospectus is delivered, upon the written or oral request of any such person, a copy of any document required to be delivered to employees pursuant to Rule 428(b) of the Securities Act and any documents described in Item 3 of Part II (other than exhibits), which documents are incorporated by reference in the Section 10(a) prospectus.  Requests for such copies should be directed to Element 21 Golf Company, 200 Queens Quay East, Unit #1, Toronto, Ontario, Canada M5A 4K9, telephone number: 416-362-2121, Attention: Nataliya Hearn.

We have filed a registration statement with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended, with respect to the shares of our common stock offered by this prospectus.  This prospectus is part of that registration statement and does not contain all the information included in the registration statement.  For further information with respect to our common stock and us, you should refer to the registration statement, its exhibits and the material incorporated by reference therein.  Portions of the exhibits have been omitted as permitted by the rules and regulations of the Securities and Exchange Commission. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete.  In each instance, we refer you to the copy of the contracts or other documents filed as an exhibit to the registration statement, and these statements are hereby qualified in their entirety by reference to the contract or document.  The registration statement and any materials filed by Element 21 Golf Company with the Securities and Exchange Commission may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and may also be obtained from the web site that the Securities and Exchange Commission maintains at http://www.sec.gov. You may also call the Commission at 1-800-SEC-0330 for more information about the operation of the Public Reference Room.  We file annual, quarterly and current reports and other information with the Securities and Exchange Commission.  You may read and copy any reports, statements or other information on file at the Commission’s public reference room in Washington, D.C.  You can request copies of those documents upon payment of a duplicating fee, by writing to the Securities and Exchange Commission.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3. Incorporation of Documents by Reference

The following documents, heretofore filed by us with the U.S. Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, are hereby incorporated by reference, except as superseded or modified herein:

1.	Our Annual Report on Form 10-K for the fiscal year ended June 30, 2009, filed on September 28, 2009.
2.	Our Current Reports on Form 8-K, filed on October 14, 2009, October 23, 2009, December 15, 2009, January 20, 2010;
3.	Our Quarterly Reports on Form 10-Q for the quarterly period ended September 30, 2009, filed on November 16, 2009; and for the quarterly period ended December 31, 2009, filed on February 12, 2010.
4.	The description of our common stock contained in our Form S-4 filed on October 31, 1996, and as it may be further amended from time to time, under the caption “Description of Securities”; and
5.
All documents that the Registrant files with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered under this prospectus have been sold, or that deregisters all securities then remaining unsold, will be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of filing of such documents.

Except to the extent that information therein is deemed furnished and not filed pursuant to the Exchange Act, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement.  We have not authorized anyone else to provide you with different information.  You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front page of those documents.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Officers and Directors.

Our certificate of incorporation and bylaws provide that all our directors, officers, employees and agents shall be entitled to be indemnified by us by reason of the fact that he or she or his or her legal representative is or was our director or officer or was serving at our request or for our benefit as a director or officer of another company to the fullest extent permitted under the general corporations law of the state of Delaware  for all expenses, liabilities and loss (including attorneys’ fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him or her in connection therewith.  However, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The following exhibits are filed with this Registration statement.

EXHIBIT

5.1	Opinion of Ellenoff Grossman & Schole LLP

23.1	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 5.1)

23.2	Consent of MSCM LLP, Registered Public Accounting Firm

23.3	Consent of Lazar, Levine and Felix LLP, Registered Public Accounting Firm

99.1	2006 Equity Incentive Plan*

99.2	Form of Consulting Agreement
* Incorporated by reference to the Company, Definitive Proxy Statement on Schedule 14A, as filed with the SEC on April 7, 2006.

Item 9.  Undertakings.

(a)           The Registrant hereby undertakes:

 (1)                  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)            To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)            To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)                  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)            The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Toronto, Ontario, Canada on February 16, 2010.

ELEMENT 21 GOLF COMPANY

By:	/s/ Nataliya Hearn
Name: Nataliya Hearn
Title: Chief Executive Officer, President and Chairperson

Element 21 Golf Company and each of the undersigned do hereby appoint Nataliya Hearn as, its or his true and lawful attorney to execute on behalf of Element 21 Golf Company and the undersigned any and all amendments to this Registration Statement on Form S-8 and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission; each of such persons shall have the power to act hereunder with or without the other.

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

Person	Capacity	Date
/s/ Nataliya Hearn Nataliya Hearn	Chief Executive Officer, President Chairperson	February 16, 2010
/s/ Philip Clark Philip Clark	Chief Financial Officer	February 16, 2010

/s/ Warren Zapfe Warren Zapfe	Director	February 16, 2010
/s/ Mary Bryan Mary Bryan	Director	February 16, 2010
/s/ Error Farr Error Farr	Director	February 16, 2010